Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (333-110585 and 333-135814) on Form S-8 of NutraCea of our report dated October 20, 2009, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of NutraCea for the year ended December 31, 2009.

/s/ PERRY-SMITH LLP
Sacramento, California
February 24, 2011